Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CARDIOMEMS, INC.

Jay S. Yadav hereby certifies that:

ONE: The original name of this corporation is CardioMEMS, Inc. and the date of filing of the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware was November 13, 2000.

TWO: He is the duly elected and acting Chief Executive Officer of CardioMEMS, Inc., a Delaware corporation.

THREE: The Certificate of Incorporation of this company is hereby amended and restated to read as follows:

I.

The name of the corporation is CardioMEMS, Inc. (the “Corporation” or the “Company”)

II.

The address, including street, number, city, and county, of the registered office of this Company in the State of Delaware is 615 South Dupont Highway, City of Dover, 19901, County of Kent; and the name of the registered agent of the Corporation in the State of Delaware at such address is National Corporate Research, Ltd.

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”).

III.

A. The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is one hundred eighteen million (118,000,000). Seventy-six million five hundred thousand (76,500,000) shares shall be Common Stock, each having a par value of one-tenth of one cent ($0.001). Forty-one million five hundred thousand (41,500,000) shares shall be Preferred Stock, each having a par value of one-tenth of one cent ($0.001).

B. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the stock of the Company (voting together on an as-if-converted basis, with holders of shares of Common Stock not being entitled to vote separately as a class thereon irrespective of the provisions of Section 242(b)(2) of the DGCL).

C. Four million one hundred eighty-nine thousand eight hundred fifty-two (4,189,852) of the authorized shares of Preferred Stock are hereby designated “Series A

Preferred Stock” (the “Series A Preferred”). Fourteen million forty thousand nine hundred fifty-one (14,040,951) shares of Preferred Stock are hereby designated “Series B Preferred Stock” (the “Series B Preferred”), eleven million three hundred thirty-six thousand six hundred sixty-one (11,336,661) shares of Preferred Stock are hereby designated “Series C Preferred Stock” (the “Series C Preferred”) and eleven million two hundred thousand (11,200,000) shares of Preferred Stock are hereby designated “Series D Preferred Stock” (the “Series D Preferred” and, together with the Series A Preferred, Series B Preferred and Series C Preferred, the “Series Preferred”).

D. The rights, preferences, privileges, restrictions and other matters relating to the Series Preferred are as follows:

1. DIVIDEND RIGHTS.

(a) Holders of Series Preferred, in preference to the holders of Common Stock, shall be entitled to receive, when and as declared by the Company’s Board of Directors (the “Board”), but only out of funds that are legally available therefor, cash dividends at the rate of (i) eight percent (8%) of the applicable Original Issue Price (as defined below) per annum on each outstanding share of Series A Preferred, Series B Preferred and Series C Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof), and (ii) six percent (6%) of the Series D Original Issue Price per annum on each outstanding share of Series D Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof). The Original Issue Price of the Series A Preferred shall be sixty cents ($0.60) per share as adjusted for any stock dividends, combinations, splits, recapitalizations and the like (as so adjusted, the “Series A Original Issue Price”). The Original Issue Price of the Series B Preferred shall be ninety-six cents ($0.96) per share as adjusted for any stock dividends, combinations, splits, recapitalizations and the like (as so adjusted, the “Series B Original Issue Price”). The Original Issue Price of the Series C Preferred shall be one dollar and forty cents ($1.40) per share as adjusted for any stock dividends, combinations, splits, recapitalizations and the like (as so adjusted, the “Series C Original Issue Price”). The Original Issue Price of the Series D Preferred shall be two dollars and seven cents ($2.07) per share as adjusted for any stock dividends, combinations, splits, recapitalizations and the like (as so adjusted, the “Series D Original Issue Price”). Such dividends shall be payable only when, as and if declared by the Board and shall be non-cumulative (provided that such dividends shall, with respect to shares of Series B Preferred and Series D Preferred, be considered accruing and cumulative (whether or not declared) from the date that is one year after the date of issuance of the relevant shares of Series B Preferred or the relevant shares of Series D Preferred, as the case may be, for the purposes of applying the provisions of Article III, Sections D.3 and D.5 below).

(b) So long as any shares of Series Preferred shall be outstanding, no dividend, whether in cash or property, shall be paid or declared, nor shall any other distribution be made, on any Common Stock nor shall any shares of Common Stock of the Company be purchased, redeemed or otherwise acquired by the Company (except for (i) acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares upon termination of services to the Company, (ii) in exercise of the Company’s right of first refusal upon a proposed transfer which acquisitions shall, unless they are to be consummated at cost, require approval by a majority of the disinterested members of the Board, including at least one Series B Preferred Director (as defined below), or (iii) an agreement requiring the Company to redeem such shares of Common Stock (including shares of Common Stock issued upon conversion of the Series D Preferred) (the “Redeemable Shares”) from certain holders of such Redeemable Shares) until all dividends (set forth in Section 1(a) above) on the Series Preferred shall have been paid or declared and set apart. The provisions of this Section 1(b) shall not, however, apply to a dividend payable in Common Stock or pursuant to Section 1(c) below.

(c) Before any dividends shall be payable pursuant to Sections 1(a) or 1(b) above, the holders of all classes or series of the Company’s capital stock then outstanding shall be paid, on a pari passu basis, but only out of funds that are legally available therefor, cash dividends equal to one thousandths of one cent ($0.00001) (such amount representing one percent of the par value for such stock) on each outstanding share of the Company’s capital stock. Such dividends shall be payable only when, as and if a dividend is declared by the Board pursuant to Sections 1(a) or 1(b) above.

2. VOTING RIGHTS.

(a) General Rights. Except as otherwise expressly provided herein or as required by law, the Series Preferred shall be voted together with the shares of the Common Stock of the Company and not as a separate class, at any annual or special meeting of stockholders of the Company, and may act by written consent in the same manner as the Common Stock, in either case upon the following basis: each holder of shares of Series Preferred shall be entitled to such number of votes as shall be equal to the whole number of shares of Common Stock into which such holder’s aggregate number of shares of Series Preferred are convertible (pursuant to Section 4 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent.

(b) Separate Vote of Series Preferred. For so long as any shares of Series Preferred remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of a majority of the outstanding Series Preferred, voting together as a single class on an as-converted basis, shall be necessary for effecting or validating the following actions:

(i) Any amendment, alteration, or repeal of any provision of the Bylaws or the Certificate of Incorporation of the Company (including any filing of a Certificate of Designation), whether by means of an amendment to the Certificate of Incorporation of the Company, by merger, consolidation or other business combination, or similar events that adversely alters or changes the rights, preferences, privileges, or restrictions of the Series Preferred;

(ii) Any authorization or any designation, whether by means of an amendment to the Certificate of Incorporation of the Company, by merger, consolidation or other business combination, or similar events, and whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Company ranking on parity with or senior to the Series D Preferred, Series C Preferred or Series B Preferred, as the case may be, in right of redemption, liquidation preference, voting, dividends or other rights, preferences or privileges as set forth herein, or any increase in the authorized or designated number of any such new class or series;

(iii) Any Asset Transfer or Acquisition (each as defined in Section 3(f)) or the granting of any exclusive license to a substantial portion (by value) of the Company’s technology assets;

(iv) Any voluntary winding up, recapitalization, dissolution or liquidation of the Company;

(v) Any increase or decrease in the authorized number of the members of the Board;

(vi) Any action that results in the payment or declaration of a dividend on any shares of Common Stock or Preferred Stock (except for (i) acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares upon termination of services to the Company, (ii) in exercise of the Company’s right of first refusal upon a proposed transfer which acquisitions shall, unless they are to be consummated at cost, require approval of a majority of the disinterested members of the Board, including at least one Series B Preferred Director, or (iii) an agreement requiring the Company to redeem Redeemable Shares from certain holders of such shares); or

(vii) The formation, organization or incorporation of any subsidiary of the Company, and any action undertaken or to be undertaken by any subsidiary of the Company which, if undertaken by the Company, would be subject to the provisions of this Section 2(b); provided, however, that Maya Interventional LLC and MedSensor LLC shall not be considered subsidiaries of the Company for the purposes of this Section 2(b)(vii).

(c) Separate Vote of Series B Preferred. For so long as any shares of Series B Preferred remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least 55% of the outstanding Series B Preferred (voting as a separate class) shall be necessary for effecting or validating the following actions:

(i) Any amendment, alteration, or repeal of any provision of the Bylaws or the Certificate of Incorporation of the Company (including any filing of a Certificate of Designation), whether by means of an amendment to the Certificate of Incorporation of the Company, by merger, consolidation or other business combination, or similar events, that adversely alters or changes the rights, preferences, privileges, or restrictions of the Series B Preferred;

(ii) Any sale or issuance of any equity securities of the Company, or any other securities convertible into equity securities of the Company, excluding (a) issuances of securities that would be excluded from the definition of “Additional Shares of Common Stock” as set forth in Section 4(i)(ix) hereof, and (b) issuances of equity securities, or other securities convertible into equity securities, ranking on parity with or subordinate to the Series B Preferred in right of redemption, liquidation preference, voting, dividends and such other rights, preferences or privileges as set forth herein; provided, however, that the gross proceeds to the Company from all such issuances pursuant to this clause (b) shall not exceed $2,000,000 in the aggregate, and issuances resulting in gross proceeds to the Company in excess of such amount shall require the vote of the holders of at least fifty-five percent (55%) of the outstanding Series B Preferred;

(iii) Any Asset Transfer or Acquisition (each as defined in Section 3(f)) that is deemed to be a Liquidation Event pursuant to Section 3(f) below, or any voluntary dissolution, winding up or liquidation of the Company, that, in any case, will result in distributions to the holders of Series B Preferred pursuant to Section 3(b) and 3(e) hereof in an amount per share of Series B Preferred less than the “Series B Preferred Cap” (as defined in Section 3(b) hereof) for each holder of Series B Preferred;

(iv) Any issuance of debt instruments or debt securities; provided, however, that, a separate vote of the Series B Preferred shall not be required for (A) any draw or advance under credit facilities of the Company in existence as of the date hereof; or (B) an issuance of debt instruments or debt securities pursuant to equipment loans, leasing arrangements, real property leasing arrangements or debt financings from a bank or similar financial institution at any time if (1) the aggregate principal amount of, and accrued but unpaid interest on, the outstanding debt instruments or debt securities issued pursuant to any such equipment loans or leasing arrangements, real property leasing arrangements or debt financings is not in excess of $2,000,000, and (2) the aggregate principal amount of, and accrued but unpaid interest on, such debt securities or instruments to be issued does not exceed $2,000,000 when aggregated with the principal amount of, and accrued but unpaid interest on, all such debt instruments or securities outstanding prior to such issuance;

(v) Any increase or decrease in the authorized number of the members of the Board except for any such increase by up to two (2) additional members of the Board in connection with a bona fide equity financing approved by the Board;

(vi) Any action that results in the payment or declaration of a dividend or a distribution with respect to any shares of Common Stock or Preferred Stock (except for (i) acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares upon termination of services to the Company, (ii) in exercise of the Company’s right of first refusal upon a proposed transfer which acquisitions shall, unless they are to be consummated at cost, require approval of a majority of the disinterested members of the Board, including at least one Series B Preferred Director, or (iii) an agreement requiring the Company to redeem Redeemable Shares from certain holders of such shares); or

(vii) The formation, organization or incorporation of any subsidiary of the Company, and any action undertaken or to be undertaken by any subsidiary of the Company which, if undertaken by the Company, would be subject to the provisions of this Section 2(c); provided, however, that Maya Interventional LLC and MedSensor LLC shall not be considered subsidiaries of the Company for the purposes of this Section 2(c)(vii).

(d) Election of Board of Directors.

(i) For so long as at least 1,500,000 shares of Series D Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like) remain outstanding, the holders of Series D Preferred, voting as a separate class, shall be entitled by vote of a majority of the then outstanding shares of Series D Preferred, to elect one (1) member of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director.

(ii) For so long as at least 1,500,000 shares of Series B Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like) remain outstanding, the holders of Series B Preferred, voting as a separate class, shall be entitled by vote of at least fifty-five percent (55%) of the then outstanding shares of Series B Preferred, to elect two (2) members of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors (such directors, the “Series B Preferred Directors”).

(iii) For so long as at least 1,000,000 shares of Series A Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like) remain outstanding, the holders of Series A Preferred, voting as a separate class, shall be entitled by vote of a majority of the then outstanding shares of Series A Preferred, to elect one (1) member of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director.

(iv) The holders of Common Stock, voting as a separate class, shall be entitled by vote of a majority of the then outstanding shares of Common Stock, to elect three (3) members of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

(v) The holders of Common Stock and Series Preferred, voting together as a single class on an as-converted basis, shall be entitled by vote of a majority of the then outstanding shares of Common Stock and Series Preferred, to elect all remaining members of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

3. LIQUIDATION RIGHTS.

(a) Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary (a “Liquidation Event”), before any distribution or payment is made to the holders of any Series Preferred or any Common Stock or any other class or series of the Company’s capital stock pursuant to this Section 3, the holders of all classes or series of the Company’s capital stock then outstanding shall be entitled to be paid, on a pari passu basis, out of the assets of the Company legally available for distribution, or the consideration received in such transaction, an amount per share equal to one tenth of one cent ($0.001) (such amount representing the par value for such stock). After the payment of the amounts set forth in the preceding sentence and before any other distribution or payment is made to the holders of any Series Preferred or any Common Stock or any other class or series of the Company’s capital stock pursuant to this Section 3, each holder of any class or series of the Company’s capital stock then outstanding shall be entitled to be paid, on a pari passu basis, out of the remaining assets of the Company legally available for distribution (or the remaining consideration received in such transaction), if any, an amount per share equal to one thousandths of one cent ($0.00001) (such amount representing one percent of the par value for such stock). The foregoing preferences shall be collectively referred to as the “Initial Preferences”.

(b) Upon a Liquidation Event, after the payment of the Initial Preferences and before any distribution or payment is made to the holders of any Series A Preferred or any Common Stock, or any other class or series of the Company’s capital stock ranking junior as to liquidation rights to the Series B Preferred, Series C Preferred or Series D Preferred, the holders of Series B Preferred, Series C Preferred and Series D Preferred (collectively, the “Senior Preferred”) then outstanding shall be entitled to be paid, on a pari passu basis, out of the assets of the Company legally available for distribution, or the consideration received in such transaction, an amount per share as follows: (i) with respect to each outstanding share of Series B Preferred, the aggregate amount payable per share of Series B Preferred pursuant to Section 3(c) (the “Series B Liquidation Preference”), (ii) with respect to each outstanding share of Series C Preferred, the aggregate amount payable per share of Series C Preferred pursuant to Section 3(c) (the “Series C Liquidation Preference”), and (iii) with respect to each outstanding share of Series D Preferred, the aggregate amount payable per share of Series D Preferred pursuant to Section 3(c) (the “Series D Liquidation Preference”); and, after payment of the preference to the holders of Series A Preferred set forth in Section 3(d) below, such holders of Senior Preferred shall participate in the distribution of any remaining assets or consideration together with the holders of Common Stock as set forth in Section 3(f) below. Notwithstanding the foregoing, if the amount that a holder of a share of Series B Preferred would be entitled to receive per share of Series B Preferred in such Liquidation Event, if such share of Series B Preferred was converted into shares of Common Stock immediately prior to such Liquidation Event (the “As-Converted Amount”), is greater than the Series B Preferred Cap (as defined below), then, in lieu of receiving the Series B Liquidation Preference and the amount that such holder would receive pursuant to Section 3(e) in such Liquidation Event, the holders of shares of Series B Preferred shall receive in such Liquidation Event the As-Converted Amount. For the purposes hereof, the “Series B Preferred Cap” shall mean an amount equal to three dollars and forty-three cents ($3.43), as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof. If, upon any such Liquidation Event, the assets of the Company (or the consideration received in such transaction) thus distributed among the holders of Senior Preferred shall be insufficient to make payment in full to such holders of the aforesaid respective liquidation preference amounts for each such series, then the entire assets of the Company (or the consideration received in such transaction) legally available for distribution shall be distributed among the holders of the Senior Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled pursuant to this Section 3(b).

(c) For the purposes of Section 3(b) above, (i) the “Series B Liquidation Preference” for each share of Series B Preferred then outstanding shall equal ninety-eight cents ($0.98) (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof) plus all declared and unpaid and all accrued and unpaid dividends on the Series B Preferred for each share of Series B Preferred held by such holders; (ii) the “Series C Liquidation Preference” for each share of

Series C Preferred then outstanding shall equal one dollar and forty cents ($1.40) (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof) plus all declared and unpaid and all accrued and unpaid dividends on the Series C Preferred for each share of Series C Preferred held by such holders; provided, however, that for any holder that was not originally issued shares of Series B Preferred, the “Series C Liquidation Preference” for each share of Series C Preferred then held by such holder shall equal one dollar and forty-two cents ($1.42) (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof) plus all declared and unpaid and all accrued and unpaid dividends on the Series C Preferred for each share of Series C Preferred held by such holder; and (iii) the “Series D Liquidation Preference” for each share of Series D Preferred then outstanding shall equal the sum of the Series D Original Issue Price plus all declared and unpaid and all accrued and unpaid dividends on the Series D Preferred for each share of Series D Preferred held by such holders.

(d) After the payment of the Initial Preferences and the respective full liquidation preferences of the Senior Preferred as set forth in Section 3(b) above and before any distribution or payment shall be made to the holders of any Common Stock, the holders of Series A Preferred shall be entitled to be paid out of the assets of the Company legally available for distribution, or the consideration received in such transaction, an amount per share of Series A Preferred equal to the Series A Original Issue Price plus all declared and unpaid dividends on the Series A Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof) for each outstanding share of Series A Preferred held by such holders. If, upon any such Liquidation Event, the assets of the Company (or the consideration received in such transaction) remaining after payment of the respective full liquidation preferences of the Senior Preferred as set forth in Section 3(b) above shall be insufficient to make payment in full to all holders of Series A Preferred of the aforesaid liquidation preference amount, then such remaining assets (or remaining consideration received in such transaction) shall be distributed among the holders of Series A Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled pursuant to this Section 3(d).

(e) After the payment of the Initial Preferences and the full liquidation preferences of the Series Preferred as set forth in Sections 3(b) and 3(d) above, the remaining assets of the Company legally available for distribution (or the remaining consideration received in such transaction), if any, shall be distributed ratably to the holders of the Common Stock, Series B Preferred, Series C Preferred and Series D Preferred on an as-converted to Common Stock basis until such time as the holders of Series B Preferred, Series C Preferred and Series D Preferred have received pursuant to Sections 3(a) and 3(b) above and this Section 3(e) an aggregate amount per share as follows: (i) with respect each outstanding share of Series B Preferred, an amount equal to the Series B Preferred Cap; (ii) with respect to each outstanding share of Series C Preferred, an amount equal to two (2) times the Series C Original Issue Price (the “Series C Preferred Cap”); provided, however, that with respect to any holder that was not originally issued any shares of Series B Preferred, the “Series C Preferred Cap” for the purposes of this Section 3(e) for each outstanding share of Series C Preferred held by such holder shall equal two dollars and eighty-four cents ($2.84), as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof; and (iii) with respect to each outstanding share of Series D Preferred, an amount equal to two (2) times the Series D Original Issue Price; thereafter, the remaining assets of the Company legally available for distribution in any such Liquidation Event (or the remaining consideration received in such transaction), if any, shall be distributed ratably to the holders of the Common Stock.

(f) Deemed Liquidation Events. Unless otherwise agreed by the affirmative vote of (i) the holders of a majority of the outstanding Series Preferred (calculated on an as-if-converted basis) and (ii) the holders of at least fifty-five percent (55%) of the outstanding Series B Preferred, the following events shall be considered a Liquidation Event under this Section 3:

(i) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization to which the Company is a party, in which (A) the stockholders of the Company immediately prior to such consolidation, merger or reorganization, own less than a majority of the voting power of the surviving entity immediately after such consolidation, merger or reorganization or (B) any such stockholder of the Company acquires such number of shares of capital stock of the Company as results in such stockholder (together with its affiliates) owning a majority of the voting power of the Company immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power is transferred, excluding any consolidation or merger effected exclusively to change the domicile of the Company (an “Acquisition”); or

(ii) (x) a sale, lease or other disposition of all or substantially all of the assets of the Company or (y) a sale, lease, exclusive license or other disposition of a substantial portion (by value) of the Company’s intellectual property assets, in each case under this clause (y) outside the ordinary course of business of the Company (each transaction described in this paragraph (ii), an “Asset Transfer”).

(g) In any of such events specified in Section 3(f) above, if the consideration received by the Company is other than cash, the value of such consideration (including any securities, marketable or otherwise) as determined in good faith by the Board (including at least one of the Series B Preferred Directors) will be deemed to be the fair market value of such consideration.

4. CONVERSION RIGHTS.

The holders of the Series Preferred shall have the following rights with respect to the conversion of the Series Preferred into shares of Common Stock (the “Conversion Rights”):

(a) Optional Conversion. Subject to and in compliance with the provisions of this Section 4, any shares of Series Preferred may, at the option of the holder, at any time and from time to time, and without the payment of additional consideration by the holder thereof, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series A Preferred shall be entitled upon conversion of shares of Series A Preferred shall be the product obtained by multiplying the “Series A Preferred Conversion Rate” then in effect (determined as provided in

Section 4(b)) by the number of shares of Series A Preferred being converted. The number of shares of Common Stock to which a holder of Series B Preferred shall be entitled upon conversion of shares of Series B Preferred shall be the product obtained by multiplying the “Series B Preferred Conversion Rate” then in effect (determined as provided in Section 4(b)) by the number of shares of Series B Preferred being converted. The number of shares of Common Stock to which a holder of Series C Preferred shall be entitled upon conversion of shares of Series C Preferred shall be the product obtained by multiplying the “Series C Preferred Conversion Rate” then in effect (determined as provided in Section 4(b)) by the number of shares of Series C Preferred being converted. The number of shares of Common Stock to which a holder of Series D Preferred shall be entitled upon conversion of shares of Series D Preferred shall be the product obtained by multiplying the “Series D Preferred Conversion Rate” then in effect (determined as provided in Section 4(b)) by the number of shares of Series D Preferred being converted.

(b) Conversion Rate. The conversion rate in effect at any time for conversion of the Series A Preferred (the “Series A Preferred Conversion Rate”) shall be the quotient obtained by dividing the Series A Original Issue Price by the “Series A Conversion Price,” calculated as provided in Section 4(c). The conversion rate in effect at any time for conversion of the Series B Preferred (the “Series B Preferred Conversion Rate”) shall be the quotient obtained by dividing the Series B Original Issue Price by the “Series B Conversion Price,” calculated as provided in Section 4(c). The conversion rate in effect at any time for conversion of the Series C Preferred (the “Series C Preferred Conversion Rate”) shall be the quotient obtained by dividing the Series C Original Issue Price by the “Series C Conversion Price,” calculated as provided in Section 4(c). The conversion rate in effect at any time for conversion of the Series D Preferred (the “Series D Preferred Conversion Rate”) shall be the quotient obtained by dividing the Series D Original Issue Price by the “Series D Conversion Price,” calculated as provided in Section 4(c).

(c) Conversion Price. The conversion price for the Series A Preferred shall initially be the Series A Original Issue Price (the “Series A Conversion Price”). Such initial Series A Conversion Price shall be adjusted from time to time in accordance with this Section 4. All references to the Series A Conversion Price herein shall mean the Series A Conversion Price as so adjusted. The conversion price for the Series B Preferred shall initially be the Series B Original Issue Price (the “Series B Conversion Price”). Such initial Series B Conversion Price shall be adjusted from time to time in accordance with this Section 4. All references to the Series B Conversion Price herein shall mean the Series B Conversion Price as so adjusted. The conversion price for the Series C Preferred shall initially be the Series C Original Issue Price (the “Series C Conversion Price”). Such initial Series C Conversion Price shall be adjusted from time to time in accordance with this Section 4. All references to the Series C Conversion Price herein shall mean the Series C Conversion Price as so adjusted. The conversion price for the Series D Preferred shall initially be the Series D Original Issue Price (the “Series D Conversion Price”). Such initial Series D Conversion Price shall be adjusted from time to time in accordance with this Section 4. All references to the Series D Conversion Price herein shall mean the Series D Conversion Price as so adjusted.

(d) Mechanics of Conversion. Each holder of Series Preferred who desires to convert the same into shares of Common Stock pursuant to this Section 4 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series Preferred, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series Preferred being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay (i) in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock’s fair market value determined in good faith by the Board as of the date of such conversion), any declared and unpaid dividends on the shares of Series Preferred being converted, and (ii) in cash the value of any fractional share of Common Stock otherwise issuable to such holder of Series Preferred determined in accordance with Section 4(m) hereof. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

(e) Adjustment for Stock Splits and Combinations. If the Company shall at any time or from time to time after the date that the first share of Series D Preferred is issued (the “Original Issue Date”) effect a subdivision of the outstanding Common Stock without a corresponding subdivision of each series of the Preferred Stock, the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price and the Series D Conversion Price, as applicable, in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Company shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of each series of the Preferred Stock, the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price and the Series D Conversion Price, as applicable, in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 4(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(f) Adjustment for Common Stock Dividends and Distributions. If the Company at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price and the Series D Conversion Price then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price and the Series D Conversion Price then in effect, respectively, by a fraction (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price and the Series D Conversion Price shall be recomputed, accordingly, as of the close of business on such record date and thereafter the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price and the Series D Conversion Price shall be adjusted pursuant to this Section 4(f) to reflect the actual payment of such dividend or distribution.

(g) Adjustments for Other Dividends and Distributions. If the Company at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company other than shares of Common Stock, in each such event provision shall be made so that the holders of the Series Preferred shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of other securities of the Company which they would have received had their Series Preferred been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 4 with respect to the rights of the holders of the Series Preferred or with respect to such other securities by their terms.

(h) Adjustment for Reclassification, Exchange, Substitution, Reorganization, Merger or Consolidation. If at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Series Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, merger, consolidation or otherwise (other than an Acquisition or Asset Transfer as defined in Article III, Section 3 or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 4), in any such event each holder of Series Preferred shall then have the right to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification, merger, consolidation or other change by holders of the maximum number of shares of Common Stock into which such shares of Series Preferred could have been converted immediately prior to such recapitalization, reclassification, merger, consolidation or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Series Preferred after the capital reorganization to the end that the provisions of this Section 4 (including adjustment of the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price and the Series D Conversion Price then in effect and the number of shares issuable upon conversion of the Series Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

(i) Sale of Shares Below Series Preferred Conversion Price.

(i) Subject to the provisions of paragraph (ii) of this Section 4(i), if at any time or from time to time after the Original Issue Date, the Company issues or sells, or is deemed by the express provisions of this Section 4(i) to have issued or sold, Additional Shares of Common Stock (as defined below), other than as provided in Section 4(f), 4(g) or 4(h) above, for no consideration or for an Effective Price (as defined below) less than the then effective Series A Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price (a “Qualifying Dilutive Issuance”), then and in each such case, the then existing Series A Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price, as the case may be, shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price, as the case may be, in effect immediately prior to such issuance or sale by a fraction:

(A) the numerator of which shall be (A) the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale, plus (B) the number of shares of Common Stock which the Aggregate Consideration (as defined below) received by the Company for the total number of Additional Shares of Common Stock so issued or deemed issued (as determined pursuant to Section III.D.4(i)(iv)) would purchase at such then-existing Series A Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price, as the case may be, and

(B) the denominator of which shall be the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued or deemed issued (as determined pursuant to Section III.D.4(i)(iv)).

For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock outstanding, (B) the number of shares of Common Stock into which the then outstanding shares of Series Preferred could be converted if fully converted on the day immediately preceding the given date, and (C) the number of shares of Common Stock which could be obtained through the exercise or conversion of all other rights, options and Convertible Securities (as defined below) outstanding on the day immediately preceding the given date.

(ii) No adjustment shall be made to the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price, as the case may be, in an amount less than one cent per share. Any adjustment otherwise required by this Section 4(i) that is not required to be made due to the preceding sentence shall be included in any subsequent adjustment to the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price, as the case may be.

(iii) For the purpose of making any adjustment required under this Section 4(i), the aggregate consideration received by the Company for any issue or sale of securities (the “Aggregate Consideration”) shall be defined as: (A) to the extent it consists of cash, the net amount of cash received by the Company after deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale but without deduction of any expenses payable by the Company, and excluding amounts paid or payable for accrued interest, (B) to the extent it consists of property other than cash, the fair value of that property as determined in good faith by the Board, and (C) if Additional Shares of Common Stock, Convertible Securities (as defined below) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

(iv) For the purpose of the adjustment required under this Section 4(i), if the Company issues or sells (x) Preferred Stock or other stock, options, warrants, purchase rights or other securities convertible into Additional Shares of Common Stock (such convertible stock or securities being herein referred to as “Convertible Securities”) or (y) rights or options for the purchase of Additional Shares of Common Stock or Convertible Securities and if the Effective Price of such Additional Shares of Common Stock is less than the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price, as the case may be, then in each case the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities plus:

(A) in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options; and

(B) in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company upon the conversion thereof (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities); provided that if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses.

(v) If the terms of any option, right or Convertible Security, the issuance of which resulted in an adjustment to the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price, as the case may be, pursuant to the terms of Section 4(i)(i) above, are revised (either automatically pursuant the provisions contained therein or as a result of an amendment to such terms) to provide for either (1) any increase or decrease in the maximum number of Additional Shares of Common Stock issuable upon the exercise, conversion or exchange of any such option, right or Convertible Security or (2) any increase or decrease (other than by reason of antidilution adjustments) in the minimum amount of consideration payable to the Company upon such exercise, conversion or exchange, then, effective upon such increase or decrease becoming effective, the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price or the Series D Conversion Price, as the case may be, computed upon the original issue of such option, right or Convertible Security shall be readjusted to such Series A Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such option, right or Convertible Security. Notwithstanding the foregoing, no adjustment pursuant to this clause (vi) shall have the effect of increasing the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price to an amount which exceeds the lower of (i) such Conversion Price on the original adjustment date, or (ii) such Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

(vi) If the terms of any option, right or Convertible Security (excluding options, rights or Convertible Securities which, upon exercise, conversion or exchange thereof, would entitle the holder thereof to receive shares of Common Stock which are specifically excepted from the definition of Additional Shares of Common Stock by Section 4(viii) below), the issuance of which did not result in an adjustment to the Series A Conversion Price or did not result in an adjustment to the Series B Conversion Price or did not result in an adjustment to the Series C Conversion Price or did not result in an adjustment to the Series D Conversion Price pursuant to the terms of Section 4(i)(i) above (either because the consideration per share (determined pursuant to Section 4(i)(iii) above) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price, as the case may be, then in effect, or because such option, right or Convertible Security was issued before the Original Issue Date), are revised on or after the Original Issue Date (either automatically pursuant the provisions contained therein or as a result of an amendment to such terms), to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such option, right or Convertible Security or (2) any increase or decrease in the consideration payable to the Company upon such exercise, conversion or exchange, then such option, right or Convertible Security, as so amended, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Section 4(i)(iv) above) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(vii) No further adjustment of the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price, as the case may be, as adjusted upon the original issuance of such rights, options or Convertible Securities, shall be made as a result of (A) the actual issuance of Additional Shares of Common Stock or (B) the exercise of any such rights or options or (C) the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire or terminate without having been exercised, the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price, as the case may be, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be readjusted to the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price, as the case may be, which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Series Preferred.

(viii) For the purpose of making any adjustment to the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price or the Series D Conversion Price required under this Section 4(i), “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 4(i) (including shares of Common Stock subsequently reacquired or retired by the Company), other than:

(A) shares of Common Stock issued upon conversion of the Series Preferred;

(B) up to an aggregate of six million seven hundred seventy-nine thousand four hundred ninety-one (6,779,491) shares of Common Stock or Convertible Securities issued after the Original Issue Date to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board;

(C) shares of Common Stock issued pursuant to the exercise of options, warrants, rights or Convertible Securities outstanding as of the Original Issue Date;

(D) shares of Common Stock or Convertible Securities issued by the Company pursuant to a registration statement filed under the Securities Act of 1933, as amended; and

(E) up to an aggregate of one million (1,000,000) shares of Common Stock or Convertible Securities (or such greater amount as may be approved by the Board, including both of the Series B Preferred Directors, or by holders of at least fifty-five percent (55%) of the outstanding shares of Series B Preferred) issued (i) pursuant to any equipment loan or leasing arrangement, real property leasing arrangement, or debt financing from a bank or similar financial or lending institution, (ii) for consideration other than cash pursuant to a merger, consolidation, acquisition or similar business combination, and (iii) in connection with strategic transactions involving the Company and other entities, including (A) joint ventures, strategic alliances, manufacturing, marketing or distribution arrangements or (B) technology transfer or development arrangements, in each case, provided that such transaction is approved by the Board.

References to Common Stock in the subsections of this clause (ix) above shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 4(i). The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Section 4(i), into the Aggregate Consideration received, or deemed to have been received by the Company for such issue under this Section 4(i), for such Additional Shares of Common Stock.

(j) Certificate of Adjustment. In each case of an adjustment or readjustment of the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price or the Series D Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Series A Preferred, Series B Preferred, Series C

Preferred or Series D Preferred, if the Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred is then convertible pursuant to this Section 4, the Company, at its expense, shall, as promptly as reasonably practicable but in any event not later than 30 days thereafter, compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred at the holder’s address as shown in the Company’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price, as the case may be, at the time in effect, (iii) the number of Additional Shares of Common Stock and (iv) the type and amount, if any, of other property which at the time would be received upon conversion of the Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred, as the case may be. The Company shall, as promptly as reasonably practicable after the written request at any time of any holder of Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred (but in any event not later than 30 days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price and the Series D Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred.

(k) Notices of Record Date. In the event of (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any proposed Acquisition (as defined in Section 3(f)) or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any Asset Transfer (as defined in Section 3(f)), or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall deliver to each holder of Series Preferred at least ten (10) days prior to the applicable record date a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up, and (D) with respect to any transaction described in clause (ii) of this subsection, to the extent applicable, such information as is reasonably necessary for the holders of Series Preferred to evaluate the relative financial benefit of conversion into Common Stock prior to the consummation of such transaction.

(l) Automatic Conversion.

(i) Each share of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred shall automatically be converted into shares of Common Stock, based on the then-effective Series A Conversion Price or Series B Conversion Price or Series C Conversion Price or Series D Conversion Price, as the case may be, (A) if such conversion is approved by the affirmative vote of holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of Series B Preferred and at least a majority of the Series Preferred, or (B) immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company in which (i) the per share price is at least $3.00 (as adjusted for stock splits, dividends, recapitalizations and the like after the filing date hereof), and (ii) the gross cash proceeds to the Company (before underwriting discounts, commissions and fees) are at least thirty million dollars ($30,000,000). Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(d).

(ii) Upon the occurrence of the event specified in Section 4(l)(i) above, the outstanding shares of Series Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series Preferred are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series Preferred, the holders of Series Preferred shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Series Preferred. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series Preferred surrendered were convertible on the date on which such automatic conversion occurred, and any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(d).

(m) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock’s fair market value per share (as determined in good faith by the Board) on the date of conversion.

(n) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series Preferred, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(o) Notices. Any notice required by the provisions of this Section 4 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iii) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

(p) Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series Preferred so converted were registered.

(q) Termination of Conversion Rights In the event of a liquidation, dissolution or winding up of the Company, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series A Preferred or Series B Preferred or Series C Preferred or Series D Preferred, as the case may be. In the event of such a liquidation, dissolution or winding up (for the avoidance of doubt, excluding any Acquisition or Asset Transfer), the Company shall provide to each holder of shares of Series A Preferred or Series B Preferred or Series C Preferred or Series D Preferred, as the case may be, notice of such liquidation, dissolution or winding up, which notice shall (i) to the maximum extent practicable, be sent at least 15 days prior to the termination of the Conversion Rights and (ii) state the amount per share of Series A Preferred or Series B Preferred or Series C Preferred or Series D Preferred, as the case may be, that will be paid or distributed on such liquidation, dissolution or winding up, as the case may be.

5. REDEMPTION.

(a) The Company shall be obligated to redeem the Senior Preferred as follows:

(i) At any time not prior to the fifth anniversary of the Original Issue Date, the holders of at least sixty percent (60%) of the then outstanding shares of Senior Preferred, voting together as a separate class, may require the Company, to the extent it may lawfully do so, to redeem the Senior Preferred in two (2) equal annual installments (each a “Redemption Date”); provided that the Company shall receive at least ninety (90) days prior to the first such Redemption Date written notice of such consent of the Senior Preferred.

(ii) The Company shall effect such redemptions on the applicable Redemption Date by (x) paying the holders of all classes or series of the Company’s capital stock then outstanding, on a pari passu basis, out of funds that are legally available therefor, cash dividends equal to one thousandths of one cent ($0.00001) (such amount representing one percent of the par value for such stock) on each outstanding share of the Company’s capital stock, and then (y) paying in cash in exchange for the shares of Senior Preferred redeemed an aggregate amount as follows:

(A) with respect to each outstanding share of Series D Preferred to be redeemed, a price per share equal to the fair market value of the Series D Preferred, as determined in good faith by the Board, taking into account the liquidation preference and other rights, preferences, privileges, limitations (including without limitation, the lack of an existing public market) of the Series D Preferred, but shall not include a discount for minority interest considerations; and

(B) with respect to each outstanding share of Series C Preferred or Series B Preferred to be redeemed, a price per share equal to the greater of (1) the fair market value of the shares of such applicable Series Preferred, as determined in good faith by the Board, taking into account the liquidation preference and other rights, preferences, privileges, limitations (including without limitation, the lack of an existing public market) of the shares of such applicable Series Preferred, but shall not include a discount for minority interest considerations, or (2) the applicable liquidation preference with respect to such applicable Senior Preferred as provided in Article III, Section D.3 (less any amounts paid pursuant to the preamble paragraph of this Section D.5(a)(ii)).

(iii) The applicable total amount to be paid for the shares of Series D Preferred, Series C Preferred or Series B Preferred, respectively, in accordance with Section 5(a)(ii) is hereinafter referred to in each case as the “Redemption Price.”

(iv) The number of shares of Senior Preferred that the Company shall be required to redeem on any one Redemption Date shall be equal to the amount determined by dividing (A) the aggregate number of shares of Senior Preferred outstanding immediately prior to such Redemption Date by (B) the number of remaining Redemption Dates (including the Redemption Date to which such calculation applies). Shares subject to redemption pursuant to this Section 5(a) shall be redeemed from each holder of Senior Preferred on a pro rata basis, based on the number of shares of Senior Preferred then held by each such holder, as compared to the number of then outstanding shares of Senior Preferred.

(v) At least thirty (30) days but no more than sixty (60) days prior to the first Redemption Date, the Company shall send a notice (a “Redemption Notice”) to all holders of Senior Preferred to be redeemed setting forth (A) the applicable Redemption Price for the shares to be redeemed; (B) the place at which such holders may obtain payment of the applicable Redemption Price upon surrender of their share certificates, (C) the date upon which the holder’s right to convert such shares terminates; and (D) that the holder is to surrender to the Company, in the manner and at the place designated, his certificate or certificates representing the shares of Senior Preferred to be redeemed. If the Company does not have sufficient funds legally available to redeem all shares to be redeemed on any Redemption Date, then it shall so notify such holders and shall redeem such shares pro rata (based on the portion of the aggregate

Redemption Price otherwise payable to them if the legally available funds were sufficient to redeem all such shares) to the extent possible and shall redeem the remaining shares to be redeemed as soon as sufficient funds are legally available, by paying the holders of such remaining shares the remaining Redemption Price not paid on the Redemption Date, plus interest at a rate of eight percent (8%) per annum on such unpaid amounts (the “Late Payment Fee”). Any Late Payment Fee payable to Arcapita Ventures I Limited (“Arcapita”) shall be donated by Arcapita to a charity selected by Arcapita in its sole discretion.

(b) On or prior to the Redemption Date, the Company shall deposit the Redemption Price of all shares to be redeemed with a bank or trust company having aggregate capital and surplus in excess of $100,000,000, as a trust fund, with irrevocable instructions and authority to the bank or trust company to pay, on and after such Redemption Date, the applicable Redemption Price of the shares to their respective holders upon the surrender of their share certificates. Any moneys deposited by the Company pursuant to this Section 5(b) for the redemption of shares thereafter converted into shares of Common Stock pursuant to Section 4 hereof no later than the fifth (5th) day preceding the applicable Redemption Date shall be returned to the Company forthwith upon such conversion. The balance of any funds deposited by the Company pursuant to this Section 5(b) remaining unclaimed at the expiration of one (1) year following such Redemption Date shall be returned to the Company promptly upon its written request.

(c) On or after each such Redemption Date, each holder of shares of Senior Preferred to be redeemed shall surrender such holder’s certificates representing such shares to the Company in the manner and at the place designated in the Redemption Notice, and thereupon the applicable Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by such certificates are redeemed, a new certificate shall promptly be issued representing the unredeemed shares. From and after such Redemption Date, unless there shall have been a default in payment of the applicable Redemption Price or the Company is unable to pay the applicable Redemption Price due to not having sufficient legally available funds, all rights of the holder of such shares as holder of Senior Preferred (except the right to receive the applicable Redemption Price without interest upon surrender of their certificates), shall cease and terminate with respect to such shares; provided that in the event that shares of Senior Preferred are not redeemed due to a default in payment by the Company or because the Company does not have sufficient legally available funds, such shares of Senior Preferred shall remain outstanding and shall be entitled to all of the rights and preferences provided herein until redeemed by payment of the applicable Redemption Price and Late Payment Fee for such shares.

(d) In the event of a call for redemption of any shares of Senior Preferred, the Conversion Rights (as defined in Section 4) for such applicable shares of Senior Preferred shall terminate as to the shares designated for redemption at the close of business on the fifth (5th) day preceding the applicable Redemption Date, unless default is made in payment of the applicable Redemption Price, in which case the Conversion Rights for such shares shall continue until such applicable Redemption Price is paid in full.

(e) The Company shall not be obligated to redeem any shares of Series A Preferred under the provisions of this Section 5.

6. REISSUANCE OF SERIES PREFERRED. Shares of Series Preferred which are converted into shares of Common Stock as provided herein shall not be reissued. Shares of Series Preferred and Common Stock acquired by the Company by reason of redemption, repurchase or otherwise may be reissued if approved by the Board.

7. NO PREEMPTIVE RIGHTS. Stockholders shall have no preemptive rights except as granted by the Company pursuant to written agreements.

IV.

A. A director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended after approval by the stockholders of this Article IV to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

B. Any repeal or modification of this Article IV shall only be prospective and shall not affect the rights under this Article IV in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.

V.

To the maximum extent permitted from time to time under the DGCL, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, business opportunities that are from time to time being presented to its officers, directors or stockholders, other than (i) those officers, directors or stockholders who are employees of the Company and (ii) those opportunities demonstrated by the Company to have been presented to such officers, directors or stockholders expressly as a result of their activities as a director, officer or stockholder of the Company. No amendment or repeal of this Article V shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Company for or with respect to any opportunities which such officer, director or stockholder becomes aware prior to such amendment or repeal.

VI.

For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A. The management of the business and the conduct of the affairs of the Company shall be vested in its Board. The number of directors which shall constitute the whole Board shall be fixed by the Board in the manner provided in the Bylaws.

B. The Board is expressly empowered to adopt, amend or repeal the Bylaws of the Company in accordance with the provisions thereof. The stockholders shall also have the power to adopt, amend or repeal the Bylaws of the Company; provided however, that, with respect to this sentence, in addition to any vote of the holders of any class or series of stock of the Company required by law, the Bylaws of the Company or by this Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class on an as-converted basis, shall be required to adopt, amend or repeal any provision of the Bylaws of the Company.

C. The directors of the Company need not be elected by written ballot unless the Bylaws so provide.

* * * *

FOUR: This Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of the Company.

FIVE: This Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware by the stockholders of said corporation.

IN WITNESS WHEREOF, CARDIOMEMS, INC. has caused this Amended and Restated Certificate of Incorporation to be signed by its Acting Chief Executive Officer this 15th day of September, 2006.

CARDIOMEMS, INC.

By:	/s/ Jay S. Yadav
JAY S. YADAV
Acting Chief Executive Officer

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